Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-203508 on Form S-8 of Aduro Biotech, Inc. of our report dated January 13, 2016 relating to the consolidated financial statements of Aduro Biotech Holdings, Europe B.V. (formerly known as BioNovion Holding B.V.) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the October 30, 2015 acquisition of BioNovion Holding B.V. by Aduro Netherlands Coöperatief U.A., a subsidiary of Aduro Biotech, Inc.) appearing in this Form 8-K/A.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

January 13, 2016